Exhibit 99.1

News Release

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

DineEquity, Inc. Completes Sale of Applebee’s Southern California

Company Market; Enables $27 Million Reduction of Company’s Funded Debt

GLENDALE, Calif., July 1, 2008 —  DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s and IHOP restaurants, announced the successful completion of the sale of 26 company-operated Applebee’s restaurants in Southern California to Apple American Group LLC.  The sale of Applebee’s Southern California market generated approximately $27 million in after-tax cash proceeds, which will be dedicated toward reducing the Company’s $350 million consolidated funded debt obligation.

DineEquity also announced that it has secured an extension on the payment date of its $350 million obligation to August 31, 2008.  The note obligation was previously due on June 30, 2008.  The Company has already reduced this note obligation by a total of approximately $303 million with after-tax cash proceeds and cash tax benefits related to the debt reduction enabled by its previously announced sale-leaseback of 181 Applebee’s company-owned restaurant real estate properties.  After-tax cash proceeds from the sale of Applebee’s Southern California market are expected to be processed through the Company’s securitization structure and applied toward debt reduction by July 21, 2008.

DineEquity expects to meet the approximate $20 million balance of its note obligation in part with the benefits of after-tax cash proceeds anticipated from the sale of Applebee’s Restaurant Support Center in Lenexa, Kansas.  The timeframe for completing the sale of Applebee’s headquarters has been extended to accommodate alternative bids and secure a final buyer for the property.  DineEquity reiterated its expectations that the sale of Applebee’s headquarters should generate approximately $40 million in after-tax cash proceeds.  The Company’s goal is to pay the remaining $20 million in full with after-tax cash proceeds from the sale of Applebee’s Restaurant Support Center by the August 31, 2008 extension date to avoid triggering a make-whole payment associated with this note obligation.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,300 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements

Dine Equity, Inc.
450 North Brand Blvd, 7th floor
Glendale, California 91203-4415
866.995.DINE

regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.